Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260266
PROSPECTUS SUPPLEMENT NO. 5
(to prospectus dated October 25, 2021)
PROSPECTUS FOR
55,665,294 SHARES OF CLASS A COMMON STOCK
8,281,469 CLASS A WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
8,281,469 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS TO PURCHASE CLASS A COMMON STOCK
2,051,864 SHARES OF CLASS A COMMON STOCK UNDERLYING THE SHARES OF CLASS B COMMON STOCK UNDERLYING THE WARRANTS TO PURCHASE CLASS B COMMON STOCK
AND
76,732,173 SHARES OF CLASS A COMMON STOCK UNDERLYING CLASS B COMMON STOCK
OF
NERDY INC.
This prospectus supplement updates, amends and supplements the prospectus dated October 25, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260266). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our common stock and warrants are listed on The New York Stock Exchange (the “NYSE”) under the symbols “NRDY” and “NRDY-WT,” respectively. On May 4, 2022, the closing prices of our common stock and warrants were $3.71 and $0.73, respectively.
Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 18 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 5, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) May 4, 2022
___________________________________

NERDY INC.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation)	001-39595 (Commission File Number)	98-1499860 (I.R.S. Employer Identification No.)
	101 S. Hanley Rd., Suite 300 St. Louis, MO	63105
	(address of principal executive offices)	(zip code)
(314) 412-1227
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	NRDY	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	NRDY-WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
First Amendment to Nerdy Inc. 2021 Equity Incentive Plan
At the 2022 annual meeting of stockholders of Nerdy Inc. (“Nerdy” or "Company") held on May 4, 2022 (the “2022 Annual Meeting”), Nerdy's stockholders approved the amendment of the Nerdy Inc. 2021 Equity Incentive Plan (the “2021 Equity Plan”) to increase the number of authorized shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”) that may be issued under the 2021 Equity Plan by 12,500,000 and to include an annual evergreen provision. A description of the amendment to the 2021 Equity Plan and related matters was set forth in Nerdy’s definitive proxy statement on Form 14A filed with the United States Securities and Exchange Commission (the “SEC”) on April 5, 2022 (the “2022 Proxy Statement”) and is qualified in its entirety by reference to the full text of the amendment to the 2021 Equity Plan, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 5.07. Submission of Matters to a Vote of Security Holders.
The 2022 Annual Meeting of the Company was held in a virtual-only format on May 4, 2022 at 2:00 p.m., Eastern Time via live webcast. Proxies were solicited pursuant to the Company’s 2022 Proxy Statement filed on April 5, 2022 with the SEC. As of March 25, 2022, the record date for the 2022 Annual Meeting, the number of shares of the Company’s Class A Common Stock and Class B common stock, $0.0001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) outstanding and entitled to vote at the Annual Meeting was 158,895,510. The number of shares of Common Stock present or represented by valid proxy at the 2022 Annual Meeting was 139,287,443, representing 87.7% of the total number of shares of Common Stock entitled to vote at the 2022 Annual Meeting. Each share of Common Stock was entitled to one vote with respect to matters submitted to the Company’s stockholders at the 2022 Annual Meeting.
At the Annual Meeting, the Company’s stockholders were asked (i) to elect two Class I director nominees to the Company’s Board of Directors (the “Board”), each to hold office until the 2025 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier resignation or removal, (ii) to approve the First Amendment to the Company’s 2021 Equity Incentive Plan (the “Equity Incentive Plan”) to increase the maximum number of shares of our common stock that will be made available for issuance thereunder in 2022 and to include an annual evergreen provision in the Equity Incentive Plan starting in 2023 through the duration of the Equity Incentive Plan, and (iii) to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
The voting results reported below are final.
Proposal 1 – Election of Directors
Charles Cohn and Greg Mrva were duly elected to the Company’s Board as Class I directors to serve until the 2025 annual meeting of stockholders. The results of the election were as follows:

Nominee	For	Withheld	Broker Non-Votes
Charles Cohn	133,515,989	2,109,359	3,662,095
Greg Mrva	133,587,372	2,037,976	3,662,095
Proposal 2 – Approval of the First Amendment to the Company’s 2021 Equity Incentive Plan
The First Amendment to the Equity Incentive Plan to increase the maximum number of shares of our common stock that will be made available for issuance thereunder in 2022 and to include an annual evergreen provision in the Equity Incentive Plan starting in 2023 through the duration of the Equity Incentive Plan was approved. The results of the approval were as follows:

For	Against	Abstain	Broker Non-Votes
121,978,515	13,030,777	616,056	3,662,095
Proposal 3 – Ratify the Selection of Independent Registered Public Accounting Firm
The selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 was ratified. The results of the ratification were as follows:

For	Against	Abstain
139,266,071	17,382	3,990
No other matters were submitted to or voted on by the Company’s stockholders at the Annual Meeting.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment to the Nerdy Inc. 2021 Equity Incentive Plan.

104	Cover Page Interactive Data File (the cover page iXBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nerdy Inc.
(Registrant)

Date: May 5, 2022	By:	/s/ Christopher C. Swenson
Name: Christopher C. Swenson
Title: Chief Legal Officer and Corporate Secretary

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